EXHIBIT 11


                                                            (In 000's, except per share
                                                                     amounts)

                                                               TWELVE MONTHS ENDED
                                                             DEC. 28,         DEC. 30,
                                                               1996             1995
                                                            ---------------------------
Income (loss) before extraordinary item                     $(103,895)       $(28,153)
Extraordinary item                                             (1,134)         (1,837)
                                                            ---------        --------
Net income (loss)                                            (105,029)        (29,990)
Preferred stock dividends                                        (225)           (240)
Net income (loss) applicable to Common Shareholders         $(105,254)       $(30,230)
Average shares of common stock outstanding during
   the period                                                 111,441          93,030
Incremental shares from assumed exercise of stock
   options (primary)                                              950             111

Total shares used to calculate PEPS*                          111,441          93,030

Primary earnings per share before extraordinary item        $   (0.93)       $  (0.30)
Extraordinary item                                              (0.01)          (0.02)
                                                            ---------        --------
Primary earnings per share                                  $   (0.94)       $  (0.32)

Average shares of common stock outstanding during
   the period                                                 111,441          93,030
Incremental shares from assumed exercise of stock
   options (fully diluted)                                        950             111

Total shares used to calculate FDEPS*                         111,441          93,030

Fully diluted earnings per share before extraordinary
   item                                                     $   (0.93)       $  (0.30)
Extraordinary item                                              (0.01)          (0.02)
                                                            ---------        --------
Fully diluted earnings per share                            $   (0.94)       $  (0.32)

Average shares of common stock outstanding during
   the period                                                 111,441          93,030
Basic earnings per share                                    $   (0.94)       $  (0.32)

* Per APB 15, when a net loss is reported, exercise or conversion is not to be assumed.